Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of Sotheby’s, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment,” as revised effective January 1, 2006 and the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106 and 132(R),” effective December 31, 2006 as well as FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement—an interpretation of FASB Statement No. 143,” effective December 31, 2005) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Sotheby’s for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

New York, New York
May 10, 2007